EX-99.i.1

2600 One Commerce Square
Philadelphia, PA  19103-7098
 T:  (215) 564-8099
 F:  (215) 564-8120

December 9, 2011

Academy Funds Trust
123 Broad Street, Suite 1630
Philadelphia, PA 19355

Re:           Post-Effective Amendment Nos. 6/7
Registration Nos. 333-146827/811-22135

Ladies and Gentlemen:

We have acted as counsel to the Academy Funds Trust, a Delaware statutory trust (the “Trust”), with respect to the filing with the U.S. Securities and Exchange Commission of Post-Effective Amendment Nos. 6/7 (the “Amendment”) to the Trust’s Registration Statement on Form N-1A under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended.  The Trust filed the Amendment in order to register Class A shares (the “Shares”) of beneficial interest of the Innovator Matrix Income Fund (the “Fund”).  The Amendment seeks to register an unlimited number of Shares.

We have examined the Trust’s Agreement and Declaration of Trust (the “Declaration of Trust”); its By-Laws (“By-laws”); resolutions of the Trust’s Board of Trustees adopted on September 19, 2011 and December 7, 2011; and such other legal and factual matters as we have considered necessary.

This opinion is based exclusively on the Delaware Statutory Trust Act and the federal securities laws of the United States of America governing the issuance of shares of the Fund and does not extend to the securities or “blue sky” laws of the State of Delaware or other States or to other Federal securities or other laws.

We have assumed the following for purposes of this opinion:

1.           The Fund’s Shares will be issued in accordance with the Trust’s Declaration of Trust and By-laws and resolutions of the Trust’s Board of Trustees relating to the creation, authorization and issuance of shares.

2.           The Fund’s Shares will be issued against consideration therefor as described in the Trust’s prospectus relating thereto, and that such consideration will have been at least equal to the applicable net asset value.

This opinion relates solely to the registration of Shares of the Trust’s Fund and not to the registration of any other series or classes of the Trust that have previously been registered.

Based upon the foregoing, it is our opinion that, upon the effectiveness of the Amendment, the Shares of beneficial interest of the Fund, when issued upon the terms and for the consideration described in the Amendment, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to Post-Effective Amendment Nos. 7/8.

Very truly yours,

STRADLEY, RONON, STEVENS & YOUNG, LLP

By:         /s/Jonathan M. Kopcsik
Jonathan M. Kopcsik